SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 27, 2005

COLUMBUS SOUTHERN POWER COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Ohio
(State or Other Jurisdiction of Incorporation)

1-2680	31-4154203
(Commission File Number)	(IRS Employer Identification No.)

1 Riverside Plaza, Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

614-716-1000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments

On September 27, 2005 management of Columbus Southern Power Company (CSP) determined that there was an impairment related to its Conesville Power Plant Units 1 and 2. CSP has advised PJM Interconnection, LLC (PJM) of its intent to retire these units no later than January 1, 2006. Each unit is rated at 125 megawatts and was initially constructed in 1959 and 1957, respectively. The retirement of these two units does not affect the availability or operating capability of the remaining four units at Conesville Power Plant.

Under the PJM tariff, a generation owner must give 90 days prior notice to PJM of its intention to deactivate a generating unit located in the PJM region. In accordance with the PJM Open Access Transmission Tariff, the retirement of these two units is subject to PJM’s determination that the deactivation would not adversely affect the reliability of the PJM transmission system. CSP does not believe these units are required for the reliability of the PJM transmission system.

CSP expects to report a non-cash charge of approximately $39 million ($25 million after tax) in the third quarter of 2005. At this time, CSP does not anticipate any impact on future cash expenditures resulting from this non-cash charge.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COLUMBUS SOUTHERN POWER COMPANY

By:	/s/ Thomas G. Berkemeyer
Name:	Thomas G. Berkemeyer
Title:	Assistant Secretary

October 3, 2005